                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                             barnesandnoble.com inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   067846 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Dr. Ulrich Koch
                                 Bertelsmann AG
                         Carl Bertelsmann - Strasse 270
                            33311 Guetersloh, Germany
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                               September 15, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP No. 067846 10 5                                          Page 2 of 9 Pages
---------------------                                          -----------------

1         NAME OF REPORTING PERSON

          Bertelsmann AG
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany

--------------------------------------------------------------------------------
                             7      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             8      SHARED VOTING POWER
       BENEFICIALLY                 0
         OWNED BY            ---------------------------------------------------
           EACH              9      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH              10     SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.0%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP No. 067846 10 5                                          Page 3 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON

          Bertelsmann, Inc.

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]
          N/A
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
                             7      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             8      SHARED VOTING POWER
       BENEFICIALLY                 0
         OWNED BY            ---------------------------------------------------
           EACH              9      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH              10     SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.0%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


---------------------                                          -----------------
CUSIP No. 067846 10 5                                          Page 4 of 9 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON

          Bertelsmann Multimedia, Inc.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]
          N/A
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
                             7      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             8      SHARED VOTING POWER
       BENEFICIALLY                 0
         OWNED BY            ---------------------------------------------------
           EACH              9      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH              10     SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.0%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


---------------------                                          -----------------
CUSIP No. 067846 10 5                                          Page 5 of 9 Pages
---------------------                                          -----------------

1         NAME OF REPORTING PERSON

          BOL.US Online, Inc.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]
          N/A
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
                             7      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             8      SHARED VOTING POWER
       BENEFICIALLY                 0
         OWNED BY            ---------------------------------------------------
           EACH              9      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH              10     SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                          -----------------
CUSIP No. 067846 10 5                                          Page 6 of 9 Pages
---------------------                                          -----------------


         Bertelsmann AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Bertelsmann AG"), Bertelsmann, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Bertelsmann AG ("Bertelsmann, Inc."), Bertelsmann Multimedia, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Bertelsmann, Inc. ("Bertelsmann Multimedia") and BOL.US Online, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Bertelsmann Multimedia ("BOL.US"), hereby amend and supplement their Statement on Schedule 13D, originally filed on November 1, 2002, amended by Amendment No. 1 thereto filed on November 14, 2002, Amendment No. 2 thereto filed on April 4, 2003, and Amendment No. 3 thereto filed on July 31, 2003 (as so amended, the "Schedule 13D"), with respect to the beneficial ownership of shares of Class A Common Stock, $0.001 par value per share (the "Shares"), of barnesandnoble.com inc., a Delaware corporation (the "Issuer"). As used herein, Bertelsmann AG, Bertelsmann, Inc., Bertelsmann Multimedia and BOL.US are referred to collectively as the "Reporting Persons".

         Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

         This Amendment No. 4 to the Schedule 13D is filed by the Reporting Persons in accordance with Exchange Act Rule 13d-2, and it shall refer only to the information that has materially changed since the filing of Amendment No. 3 to the Schedule 13D filed July 31, 2003.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Item 3 is hereby deleted and amended to incorporate herein by reference the information included in response to Item 4.

ITEM 4.  PURPOSE OF TRANSACTION

         Item 4 is hereby amended by inserting the following language at the end of the fourth paragraph:

         On September 15, 2003, pursuant to a Purchase Agreement dated July 29, 2003, by and among Bertelsmann AG, BOL.US, and Barnes & Noble, Inc. ("B&N"), B&N purchased from BOL.US for a price of $164,152,802.80 (i) 1,126,000 shares of Class A Common Stock of the Issuer, (ii) 57,500,000 units of membership interests in barnesandnoble.com llc and (iii) one share of super voting Class C Common Stock of the Issuer.

         References to and descriptions of the Purchase Agreement are qualified in their entirety by reference to the copy of the Purchase Agreement, included as Exhibit 8 to Amendment No. 3 filed on July 31, 2003, and incorporated into this Item 4 in its entirety, where such references and descriptions appear.

---------------------                                          -----------------
CUSIP No. 067846 10 5                                          Page 7 of 9 Pages
---------------------                                          -----------------


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

(i) The first paragraph of Item 5(a) is hereby amended and restated in its entirety as follows:

         (a) As of September 15, 2003, the Reporting Persons beneficially own, within the meaning of Exchange Act Rule 13d-3, 0 Shares, representing 0.0% of the outstanding Shares of the Issuer.

(ii)     Item 5(b) is hereby amended and stated as follows:

         (b) As of September 15, 2003, the Reporting Persons have sole power to vote and to dispose of 0 Shares.


(iii)    Item 5(e) is hereby inserted as follows:

         (e)      September 15, 2003.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 4 to Schedule 13D is true, complete and correct.

Date:    September 15, 2003

Bertelsmann AG


By: /s/ Robert J. Sorrentino
    ---------------------------------
     Name:  Robert J. Sorrentino
            -------------------------
     Title: Attorney-in-Fact
            -------------------------

Bertelsmann, Inc.


By: /s/ Robert J. Sorrentino
    ---------------------------------
     Name:  Robert J. Sorrentino
            -------------------------
     Title: President
            -------------------------

Bertelsmann Multimedia, Inc.


By: /s/ Robert J. Sorrentino
    ---------------------------------
     Name:  Robert J. Sorrentino
            -------------------------
     Title: President
            -------------------------


BOL.US Online, Inc.


By: /s/ Robert J. Sorrentino
    ---------------------------------
     Name:  Robert J. Sorrentino
            -------------------------
     Title: President
            -------------------------